Exhibit 99.1

China Jo-Jo Drugstores Reports Third Quarter Fiscal 2021 Financial Results

HANGZHOU, China, February 12, 2021 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products, and healthcare provider in China, today announced its financial results for the third fiscal quarter ended December 31, 2020.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, commented, “We are pleased with our third quarter performance. We delivered another quarter of strong results. Our revenue and gross profit recorded $35.54 million and $8.09 million for the third fiscal quarter of fiscal year 2021, increased 6.5% and 11.0% compared to same period of last year. During the COVID-19 pandemic, we made every effort to guarantee sufficient medicine supply, build a pandemic medicine center and provide online pharmacy consultation services. As a result, our revenue year-over-year from online pharmacy increased by 66.4%. Our robust performance is a strong indicator of the successful execution of our multifaceted growth strategy and strategic transformation.”

Mr. Liu continued, “The environment surrounding COVID-19 accelerates our transformation. To address the tremendous pharmaceutical retail market in China, we enhanced various information and data systems, continued to develop the management system for patients with chronic diseases, upgraded our “Medical + Medicine” business model, introduced digital services such as Xiaoqiao robots to our customers, developed 24-hour service stores, launched a new OA system, and accelerated comprehensive budget management. Looking ahead, we will keep focusing on narrowing net loss, drive growth, and continue to deliver sustainable and long-term profitability to our shareholders.”

Third Quarter of Fiscal 2021 Financial Highlights

	For the Three Months Ended December 31,
($ millions, except per share data)	2020	2019	% Change
Revenue	35.54	33.36	6.5%
Retail drugstores	20.07	21.57	-7.0%
Online pharmacy	6.60	3.97	66.4%
Wholesale	8.87	7.82	13.4%
Gross profit	8.09	7.28	11.0%
Gross margin	22.8%	21.8%	1.0 pp*
Income(loss) from operations	(6.37)	0.55	NM
Net income(loss)	(6.29)	0.46	NM
Earnings(Loss) per share	(0.15)	0.02	NM

*	Notes: pp represents percentage points

●	Revenue increased by 6.5% to $35.54 million for the three months ended December 31, 2020 from $33.36 million for the same period of last year.

●	Gross profit increased by 11.0% to $8.09 million for the three months ended December 31, 2020 from $7.28 million for the same period of last year.

●	Gross margin increased slightly by 1.0 percentage points to 22.8% for the three months ended December 31, 2020 from 21.8% for the same period of last year.

●	Net loss was $6.29 million, or $0.15 per basic and diluted share, for the three months ended December 31, 2020, compared to net income of $0.46 million, or $0.02 per basic and diluted share, for the same period of last year.

Third Quarter of Fiscal 2021 Financial Results

Revenue

Revenue for the three months ended December 31, 2020 increased by $2.18 million, or 6.5%, to $35.54 million from $33.36 million for the same period of last year. The increase in revenue was primarily due to the growth in online pharmacy business.

	For the Three Months Ended December 31,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	20.07	13.52	32.6%	21.57	15.39	28.7%
Online pharmacy	6.60	6.07	8.1%	3.97	3.64	8.2%
Wholesale	8.87	7.86	11.4%	7.82	7.05	9.9%
Total	35.54	27.45	22.8%	33.36	26.08	21.8%

Revenue from the retail drugstores business decreased by $1.50 million, or 7.0%, to $20.07 million for the three months ended December 31, 2020 from $21.57 million for the same period of last year. The decrease was primarily due to the negative effect on the overall economy from COVID-19, and also to the Company’s strategic decision to cease selling certain low-profit margin products that are eligible for reimbursement by National Healthcare Security Administration (“NHSA” hereafter) since September 1, 2020.

Revenue from the online pharmacy business increased by $2.63 million, or 66.4%, to $6.60 million for the three months ended December 31, 2020 from $3.97 million for the same period of last year. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. In the past, prescription drugs cannot be sold online due to safety concern. After the nation lifted the ban order, online prescription drug sales became popular. As a result, the sale of prescription drugs was $2.23 million in the three months ended December 31, 2020 as compared to none in the three month ended December 31, 2019. Additionally, the Company maintained a membership care program targeted at customers with chronic disease. The Company has closely interacted with its members via WeChat to provide healthcare knowledge, and to remind them to refill medicine. By implementing a personalized customer care program, the Company was able to promote its sales.

Revenue from the wholesale business increased by $1.05 million, or 13.4%, to $8.87 million for the three months ended December 31, 2020 from $7.82 million for the same period of last year.

The increase was primarily accomplished by Company’s ability to sell certain products in large quantity at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $1.37 million, or 5.3%, to $27.45 million for the three months ended December 31, 2020 from $26.08 million for the same period of last year. Gross profit increased by $0.81 million, or 11.0%, to $8.09 million for three months ended December 31, 2020 from $7.28 million for the same period of last year. Overall gross margin increased slightly by 1.0 percentage points to 22.8% for the three months ended December 31, 2020, from 21.8% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 32.6%, 8.1%, and 11.4%, respectively, for the three months ended December 31, 2020, compared to gross margins for retail drugstores, online pharmacy and wholesale of 28.7%, 8.2%, and 9.9%, respectively, for the same period of last year.

Income(loss) from operations

Selling and marketing expenses increased by $2.58 million, or 45.6%, to $8.26 million for the three months ended December 31, 2020 from $5.68 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increase in annual employee compensation and online sales service fee as a result of the sale increase in the Company’s online pharmacy.

General and administrative expenses increased by $5.14 million, or 487.5%, to $6.19 million for the three months ended December 31, 2020 from $1.05 million for the same period of last year. On December 21, 2020, the Company issued 3,790,000 shares of common stock according to its employee stock reward incentive plan and recorded stock-based compensation of $3.94 million. Additionally, for the three months ended December 31, 2020, bad debt direct write-off and provision amounted to $0.29 million, an increase of $1.09 million, as compared to reversal of bad debt allowance of $0.80 million for the same period a year ago. Excluding such effect, the general and administrative expenses increased by $0.11 million period over period, which reflects the increase in staff and administration expense.

Loss from operations was $6.37 million for the three months ended December 31, 2020, compared to income from operations of $0.55 million for the same period of last year. Operating margin was (17.9)% and 1.7% for the three months ended December 31, 2020 and 2019 respectively.

Net income(loss)

Net loss was $6.29 million, or $0.15 per basic and diluted share for the three months ended December 31, 2020, compared to net income of $0.46 million, or $0.02 per basic and diluted share for the same period of last year.

Nine Months Ended December 31, 2020 Financial Highlights

	For the Nine Months Ended December 31,
($ millions, except per share data)	2020	2019	% Change
Revenue	97.44	87.00	12.0%
Retail drugstores	56.81	56.31	0.9%
Online pharmacy	16.86	8.76	92.5%
Wholesale	23.77	21.93	8.4%
Gross profit	23.08	20.04	15.2%
Gross margin	23.7%	23.0%	0.7 pp*
Loss from operations	(8.30)	(3.82)	-117.3%
Net loss	(8.21)	(3.27)	-151.1%
Loss per share	(0.20)	(0.09)	-122.2%

*	Notes: pp represents percentage points

●	Revenue increased by 12.0% to $97.44 million for the nine months ended December 31, 2020 from $87.00 million for the same period of last year.

●	Gross profit increased by 15.2% to $23.08 million for the nine months ended December 31, 2020 from $20.04 million for the same period of last year.

●	Gross margin increased slightly by 0.7 percentage pointsto 23.7% for the nine months ended December 31, 2020 from 23.0% for the same period of last year.

●	Net loss was $8.21 million, or $0.20 per basic and diluted share, for the nine months ended December 31, 2020, compared to net loss of $3.27 million, or $0.09 per basic and diluted share, for the same period of last year.

Nine Months Ended December 31, 2020 Financial Results

Revenue

Revenue for the nine months ended December 31, 2020 increased by $10.44 million, or 12.0%, to $97.44 million from $87.00 million for the same period of last year. The increase in revenue was primarily due to the growth in retail drugstores, online pharmacy and wholesale business.

	For the Nine Months Ended December 31,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	56.81	38.25	32.7%	56.31	39.54	29.8%
Online pharmacy	16.86	15.04	10.8%	8.76	7.77	11.3%
Wholesale	23.77	21.06	11.4%	21.93	19.65	10.4%
Total	97.44	74.35	23.7%	87.00	66.96	23.0%

Revenue from the retail drugstores business increased by $0.50 million, or 0.9%, to $56.81 million for the nine months ended December 31, 2020 from $56.31 million for the same period of last year. However, after removing the impact of exchange rate fluctuation, the actual retail drugstores sales decreased by 0.8%. The actual decrease in the Company’s retail drugstore sales is primarily due to the negative effect on the overall economy from COVID-19, and also to the Company’s strategic decision to cease selling certain low-profit margin products that are eligible for reimbursement by NHSA since September 1, 2020.

Revenue from the online pharmacy business increased by $8.10 million, or 92.5%, to $16.86 million for the nine months ended December 31, 2020 from $8.76 million for the same period of last year. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. Due to the same reason discussed above, the sale of prescription drugs was $5.86 million in the nine months ended December 31, 2020 as compared to none in the nine months ended December 31, 2019. Additionally, the Company maintained a membership care program targeted at customers with chronic disease. The Company has closely interacted with its members via WeChat to provide healthcare knowledge and to remind them to refill medicine. By implementing a personalized customer care program, the Company was able to promote its sales.

Revenue from the wholesale business increased by $1.84 million, or 8.4%, to $23.77 million for the nine months ended December 31, 2020 from $21.93 million for the same period of last year. The increase was primarily accomplished by the Company’s ability to sell certain products in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $7.40 million, or 11.0%, to $74.36 million for the nine months ended December 31, 2020 from $66.96 million for the same period of last year. Gross profit increased by 3.04 million, or 15.2%, to $23.08 million for the nine months ended December 31, 2020 from $20.04 million for the same period of last year. Overall gross margin increased slightly by 0.7 percentage points to 23.7% for the nine months ended December 31, 2020, from 23.0% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 32.7%, 10.8%, and 11.4%, respectively, for the nine months ended December 31, 2020. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 29.8%, 11.3%, and 10.4%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $2.88 million, or 15.9%, to $21.01 million for the nine months ended December 31, 2020 from $18.13 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increase in fee charged by various platforms as a result of the sale increase in the Company’s online pharmacy.

General and administrative expenses decreased by $4.64 million, or 81.1%, to $10.37 million for the nine months ended December 31, 2020 from $5.73 million for the same period of last year. On December 21, 2020, the Company issued 3,790,000 shares of common stock according to its employee stock reward incentive plan and recorded stock-based compensation of $3.94 million. Excluding such an effect, the general and administrative expenses increased by $0.70 million period over period, which reflects the increases in staff and administration expense as the Company’s online business grows.

Loss from operations was $8.30 million for the nine months ended December 31, 2020, compared to $3.82 million for the same period of last year. Operating margin was (8.5)% and (4.4)% for the nine months ended December 31, 2020 and 2019 respectively.

Net loss

Net loss was $8.21 million, or $0.20 per basic and diluted share for the nine months ended December 31, 2020, compared to net loss of $3.27 million, or $0.09 per basic and diluted share for the same period of last year.

Financial Condition

As of December 31, 2020, the Company had cash of $12.12 million, compared to $16.18 million as of March 31, 2020. Net cash used in operating activities was $12.45 million for the nine months ended December 31, 2020, compared to $11.27 million for the same period of last year. Net cash used in investing activities was $1.82 million for the nine months ended December 31, 2020, compared to $1.71 million for the same period of last year. Net cash provided by financing activities was $5.42 million for the nine months ended December 31, 2020, compared to $12.70 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:
Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:
Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2020	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,116,508	$16,176,318
Restricted cash	12,925,216	14,806,288
Financial assets available for sale	170,604	157,159
Notes receivable	-	57,005
Trade accounts receivable	11,521,988	9,770,656
Inventories	14,933,245	12,247,004
Other receivables, net	5,084,145	5,069,442
Advances to suppliers	4,511,821	1,174,800
Other current assets	1,821,838	1,528,540
Total current assets	63,085,365	60,987,212

PROPERTY AND EQUIPMENT, net	6,727,485	7,633,740

OTHER ASSETS
Long-term investment	4,295,979	2,544,451
Farmland assets	830,595	742,347
Long term deposits	1,551,248	1,456,384
Other noncurrent assets	1,136,261	1,046,763
Operating lease right-of-use assets	21,389,539	21,711,376
Intangible assets, net	3,541,672	3,393,960
Total other assets	32,745,294	30,895,281

Total assets	$102,558,144	$99,516,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	$2,296,155	1,410,130
Accounts payable, trade	18,064,997	21,559,494
Notes payable	25,736,161	26,605,971
Other payables	2,744,874	2,522,330
Other payables - related parties	689,274	490,218
Customer deposits	841,686	708,140
Taxes payable	690,906	119,247
Accrued liabilities	681,316	753,612
Long-term loan payable-current portion	2,480,264	2,287,742
Current portion of operating lease liabilities	1,650,085	981,090
Total current liabilities	55,875,718	57,437,974

Long-term loan payable	2,589,643	4,115,958
Long-term operating lease liabilities	17,993,514	19,049,575
Employee Deposits	15,308	70,507
Purchase option and warrants liability	-	64,090
Total liabilities	76,474,183	80,738,104

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 41,751,790 and 32,936,786 shares issued and outstanding as of December 31, 2020 and March 31, 2020, respectively	41,752	32,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31 and March 31, 2020, respectively	-	-
Additional paid-in capital	67,506,686	54,209,301
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(44,382,384)	(36,400,837)
Accumulated other comprehensive income	3,649,357	1,440,424
Total stockholders’ equity	28,124,520	20,590,934
Noncontrolling interests	(2,040,559)	(1,812,805)
Total equity	26,083,961	18,778,129
Total liabilities and stockholders’ equity	$102,558,144	$99,516,233

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2020	2019	2020	2019

REVENUES, NET	$35,538,759	$33,363,282	$97,435,616	$86,997,845

COST OF GOODS SOLD	27,451,509	26,079,910	74,355,395	66,959,671

GROSS PROFIT	8,087,250	7,283,372	23,080,221	20,038,174

SELLING EXPENSES	8,262,590	5,676,400	21,010,509	18,130,799
GENERAL AND ADMINISTRATIVE EXPENSES	6,192,294	1,054,060	10,374,019	5,729,607
TOTAL OPERATING EXPENSES	14,454,884	6,730,460	31,384,528	23,860,406

INCOME (LOSS) FROM OPERATIONS	(6,367,634)	552,912	(8,304,307)	(3,822,232)

OTHER INCOME (EXPENSE):
INTEREST INCOME	193,207	272,773	544,462	661,160
INTEREST EXPENSE	(109,896)	-	(354,975)	-
OTHER	(43,525)	(302,408)	(118,000)	(437,118)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	36,306	(65,172)	64,090	345,248

INCOME (LOSS) BEFORE INCOME TAXES	(6,291,542)	458,105	(8,168,730)	(3,252,942)

PROVISION FOR INCOME TAXES	1,976	2,184	40,571	16,274

NET INCOME (LOSS)	(6,293,518)	455,921	(8,209,301)	(3,269,216)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(37,199)	(75,861)	(227,754)	(441,084)

NET INCOME (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(6,256,319)	531,782	(7,981,547)	(2,828,132)

Foreign currency translation adjustments	1,083,903	358,868	2,208,933	(582,705)

COMPREHENSIVE GAIN (LOSS)	$(5,209,615)	$814,789	$(6,000,368)	$(3,851,921)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	41,339,834	32,936,786	40,462,971	32,776,786
Diluted	41,339,834	32,936,786	40,462,971	32,776,786

EARNINGS (LOSS) PER SHARE
Basic	$(0.15)	$0.02	$(0.20)	$(0.09)
Diluted	$(0.15)	$0.02	$(0.20)	$(0.09)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,209,301)	$(3,269,216)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	7,065	(29,038)
Depreciation and amortization	1,657,001	1,572,925
Stock based compensation	3,941,600	34,560
Change in fair value of purchase option derivative liability	(64,090)	(345,248)
Changes in operating assets and liabilities：
Accounts receivable, trade	(1,203,132)	(2,581,208)
Notes receivable	58,848	122,175
Inventories and biological assets	(1,558,139)	2,484,432
Other receivables	625,207	(1,353,544)
Advances to suppliers	(3,050,898)	(222,928)
Other current assets	(79,851)	(1,758,533)
Long term deposit	28,275	597,084
Other noncurrent assets	52	17,744
Accounts payable, trade	(5,077,172)	(6,397,104)
Other payables and accrued liabilities	(118,323)	(917,398)
Customer deposits	69,385	458,415
Taxes payable	525,005	312,192

Net cash used in operating activities	(12,448,468)	(11,274,690)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	-	14,370
Acquisition of equipment	(41,565)	(561,677)
Purchases of intangible assets	(62,644)	(461,013)
Investment in a joint venture	(1,458,633)	-
Additions to leasehold improvements	(261,759)	(705,856)
Net cash used in investing activities	(1,824,601)	(1,714,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	727,855
Proceeds from third parties’ loan	-	7,085,406
Repayment of third parties’ loan	(1,789,379)	-
Proceeds from notes payable	39,320,707	36,537,832
Repayment of notes payable	(42,312,460)	(39,784,592)
Decrease in Employee Deposits	(58,228)	(7,185)
Exercise of warrants	77,500	-
Net Proceeds from equity financing	9,287,100	9,273,077
Repayment of other payables-related parties	168,990	(406,506)
Net cash provided by financing activities	5,422,085	12,698,032

EFFECT OF EXCHANGE RATE ON CASH	2,910,102	(559,998)

(DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(5,940,882)	(850,832)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	30,982,606	24,745,202

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$25,041,724	$23,894,370

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	354,975	-
Cash paid for income taxes	$35,954	$17,215